Letter of Guarantee

                                                     Made at Head Office

                                                     12 November 1998


I, Mr. Vichai Raksriaksorn, aged 40, Thai race, Thai nationality, residing at 20 Sukhumvit 64, Bang Chak Sub-district, Phra Khanong District, Bangkok Metropolis

I, Mr. Viratana Suntaranond, aged 57, Thai race, Thai nationality, residing at 141-143-145 Sukha 1 Road, Ratchabopit Sub-district, Phra Nakorn District, Bangkok Metropolis hereinafter called the "Guarantor" hereby made this Letter of Guarantee with Siam City Bank Public Company Limited, hereinafter called the "Bank" as evidence that

1. Whereas the Bank has allowed King Power Duty Free Co., Ltd., hereinafter called the "Debtor", to borrow money or draw overdraft or create various debts such as opening letter of credit, making trust receipt, requesting for issuance of all kinds of letter of guarantee, aval of promissory note, sale of discounted promissory note or transferable or non-transferable instrument, BIBF loan, or any other financial instrument or commercial instrument or extension of credit facilities to the Debtor in any form or the Debtor is liable to reimbursement of money to the Bank for a total amount of Baht 100,000,000.00 (One Hundred Million Baht), the Guarantor agree to guarantee payment of the said debt, be it credit facilities or liability existing at present or to be existed in the future, including the outstanding interest, compensation as well as accessories thereof which shall include transfer of the credit facilities and debt to other branch.

2. If the Debtor is in default of payment of the debt under Clause 1 due to whatever reasons or the Debtor is subject to the court's order for receivership, becomes bankrupted, dies, becomes incapacitated person, disappears from the domicile or any other case causing the Bank not to receive payment of the debt under Clause 1, either in whole or in part, and whether it is due date according to the agreement or not, the Guarantor consent to be liable as a joint debtor for paying the debt according to such agreement immediately.

3. If the Bank extends period of payment of debt to the Debtor or changes the condition of debt in any case, including change of interest rate according to the Bank's procedure with or without notifying the Guarantor, it shall be deemed that the Guarantor consent to it on every occasion and shall not cite such extension or change or debt structuring as a grounds for releasing the Guarantor's liability.





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4.   In case the  Debtor is in  default  of  payment of the debt or is unable to make such payment, the Guarantor shall waive the right to demand the Bank to enforce payment from the Debtor's property before demanding payment from the Guarantor, and shall not cite the Debtor's defence that the Guarantor is not liable because prescription of such debt has expired for enforcing payment from the Debtor or heir or executor of estate or the subrogee of rights or duties of the Debtor and waives the right to make a defence on the time of beginning or the end of the Debtor and that of the Guarantor. This shall not deprive the Bank's right to demand or enter an action against the Debtor or the estate or the subrogee of rights or duties to make payment of the debt first as the Bank deemed appropriate. In this case, if the Bank has not received payment in full, the Guarantor consents that such action of the Bank shall be deemed for the benefit of the
     Guarantor,   therefore  the  Guarantor   agrees  to  immediately   pay  the
     outstanding debt and shall reimburse all fees and expenses paid by the Bank in this regard whether having notified the Guarantor or not and though not demanding or taking legal action against the Guarantor jointly with the Debtor or the estate or the subrogee or rights and duties of the Debtor.

5. This guarantee shall completely bind the Guarantor though it may be cited that the Debtor is an incapacitated person or bankrupted or subject to the court's order for receivership or entering into the agreement and creating the debt due to misunderstanding whether the Guarantor is aware of such cause of becoming incapacitated person or misunderstanding. The Guarantor shall not be released from liability for the full amount due to the fact that the Bank has released other guarantor or liable person, or the Bank may take any action causing the Guarantor not to be able to subrogate, in whole in part, the right of mortgage, pledge, preferential right or any right already given or may be given to the Bank prior to or at the time of making this Letter of Guarantee.

6. The Guarantor agree that this Letter of Guarantee shall be valid continuously whereby the Guarantor shall be released from liability after the Debtor has paid the debt or the Guarantor have paid the debt on behalf of the Debtor to the Bank accordingly. Thereby, the Bank shall permit the release from guarantee in writing only. Restructuring of the debt or change of the subject of obligations shall not release the Guarantor from liability under this Letter of Guarantee.

7. Should there by any money of the Guarantor and/or money that the Guarantor is a joint owner with other person(s) deposited with the Bank in all types of account and/or money of the Guarantor and/or money that the Guarantor is a joint owner with other person(s) having in hand, in possession, in keeping or in the power of the Bank's executor, the Guarantor consent the Bank to deduct the whole amount of such money to pay the debt and/or the Guarantor's liability under this Letter of Guarantee at any time deemed appropriate by the Bank, whether such debt or liability becomes due or not. In view of this, it is not necessary for the Bank to notify the Guarantor in advance.


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8.   If the  Guarantor  is in breach of any clause of this Letter of  Guarantee, the Guarantor agree to compensate for all damages occurred to the Bank due to the Guarantor's breach of agreement including all expenses incurred for requesting, demanding, taking legal action, execution of the judgment, investigation of property, and enforcement for paying the debt in full.

The Guarantor have understood this Letter of Guarantee entirely and hereunder sign their names (and affix seal if any) in the presence of witnesses.


Signed............................Guarantor   Signed...................Guarantor
       (Mr. Vichai Raksriaksorn)                  (Mr. Viratana Suntaranon)


Signed............................Witness     Signed...................Witness
       (Mr. Siriphon Tantichokwat)               (Mr. Sathian Sanehlaksana)